Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Brent Vandermause
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports Broad-Based Profit Improvement
NORTHBROOK, Ill., May 1, 2024 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2024.

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share data and ratios)	2024	2023	% / pts Change
Consolidated revenues	$15,259	$13,786	10.7%
Net income (loss) applicable to common shareholders	1,189	(346)	NM
per diluted common share (1)	4.46	(1.31)	NM
Adjusted net income (loss)*	1,367	(342)	NM
per diluted common share* (1)	5.13	(1.30)	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income (loss) applicable to common shareholders	7.6%	(13.0)%	20.6
Adjusted net income (loss)*	11.3%	(6.7)%	18.0
Common shares outstanding (in millions)	263.9	263.1	0.3%
Book value per common share	$62.27	$58.65	6.2%

Consolidated premiums written (2)	$14,288	$12,865	11.1
Property-Liability insurance premiums earned	12,900	11,635	10.9
Property-Liability combined ratio
Recorded	93.0	108.6	(15.6)
Underlying combined ratio*	86.9	93.3	(6.4)
Catastrophe losses	$731	$1,691	(56.8)%
Total policies in force (in thousands)	197,326	186,726	5.7
(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2)Includes premiums and contract charges for the Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate’s broad-based profitability reflects the benefits of strong operating capabilities, decisive actions to improve shareholder value and lower catastrophe losses,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Auto profitability was enhanced as a growing number of states achieved targeted margin levels in the quarter. Industry leading home insurance capabilities, when combined with lower catastrophe losses, further improved profitability. Investment income increased primarily due to higher yields and extension of fixed income maturities over the last 18 months. Revenues reached $15.3 billion for the quarter, increasing 10.7% compared to the prior year. Net income was $1.2 billion with adjusted net income* of $5.13 per diluted common share.”

“Allstate’s results support accelerated execution of the strategy to increase auto and home insurance market share and broaden protection provided to customers. Attractive auto insurance margins supported a significant increase in

Allstate brand advertising, resulting in greater new business through Allstate agents and direct operations. National General increased policy growth through independent agents. Progress was also made in broadening protection offerings, with Allstate Protection Plans’ revenues increasing by over 20% due to an expanded product set and international growth. Allstate’s strategy, operational expertise, people, and financial strength will enable us to continue creating value for customers and shareholders,” concluded Wilson.

First Quarter 2024 Results

•Total revenues of $15.3 billion in the first quarter of 2024 increased 10.7%, or $1.5 billion, compared to the prior year quarter driven by higher average premiums that resulted in a $1.3 billion increase in Property-Liability earned premium.

•Net income applicable to common shareholders was $1.2 billion in the first quarter of 2024 compared to a net loss of $346 million in the prior year quarter, as Property-Liability underwriting results improved. Adjusted net income* was $1.4 billion, or $5.13 per diluted share, compared to an adjusted net loss* of $342 million in the prior year quarter.

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•Property-Liability earned premiums of $12.9 billion increased 10.9% in the first quarter of 2024 compared to the prior year quarter, primarily driven by higher average premiums from rate increases. Underwriting income of $898 million in the quarter increased by $1.9 billion compared to the prior year quarter, due to increased premiums earned, improved underlying loss experience and lower catastrophe losses.

Property-Liability Results
	Three months ended March 31,
($ in millions)	2024	2023	% / pts Change
Premiums earned	$12,900	$11,635	10.9%
Allstate brand	10,604	9,852	7.6
National General	2,296	1,783	28.8

Premiums written	$13,183	$11,783	11.9%
Allstate brand	10,509	9,705	8.3
National General	2,674	2,078	28.7

Underwriting income (loss)	$898	$(1,001)	NM
Allstate brand	790	(972)	NM
National General	110	(28)	NM

Recorded combined ratio	93.0	108.6	(15.6)
Underlying combined ratio*	86.9	93.3	(6.4)

◦Premiums written of $13.2 billion increased 11.9% compared to the prior year quarter driven by both the Allstate brand and National General. Allstate brand increased 8.3% primarily due to higher auto and homeowners average premium, partially offset by the impact of profit improvement actions on personal auto and commercial lines policies in force. National General increased 28.7% reflecting higher average premium and policies in force growth.

◦Allstate brand underwriting income in the first quarter of 2024 improved to $790 million compared to a $972 million loss in the prior year quarter, driven by higher earned premiums, lower catastrophe losses and improved underlying loss experience.

◦National General underwriting income of $110 million in the first quarter of 2024 increased by $138 million compared to the prior year quarter, reflecting higher earned premiums and a 4.8 point improvement in the expense ratio.

◦Property-Liability combined ratio was 93.0 for the quarter. The underlying combined ratio* was 86.9, improving 6.4 points compared to the prior year quarter, due to higher earned premiums, improved underlying loss experience and operating efficiencies.

◦Allstate Protection auto insurance results reflect execution of a comprehensive plan to restore margins through higher rates, lower expenses, underwriting actions and claims process enhancements. Profitability improvement enabled the further removal of growth restrictions and profitable growth investments have been initiated in a growing number of states within the Allstate brand. National General continues to generate profitable growth through independent agents.

Allstate Protection Auto Results
	Three months ended March 31,
($ in millions, except ratios)	2024	2023	% / pts Change
Premiums earned	$8,778	$7,908	11.0%
Allstate brand	7,173	6,660	7.7
National General	1,605	1,248	28.6

Premiums written	$9,357	$8,349	12.1%
Allstate brand	7,399	6,826	8.4
National General	1,958	1,523	28.6

Policies in Force (in thousands)	25,207	25,733	(2.0)%
Allstate brand	20,038	21,142	(5.2)
National General	5,169	4,591	12.6

Recorded combined ratio	96.0	104.4	(8.4)
Underlying combined ratio*	95.1	102.6	(7.5)

◦Earned and written premiums grew 11.0% and 12.1% compared to the prior year quarter, respectively. The increase was driven by higher average premium from rate increases, partially offset by a decline in policies in force.

◦Allstate brand auto net written premium was 8.4% higher than the prior year quarter reflecting a 13.4% increase in average gross written premium driven by rate increases, partially offset by a decrease in policies in force. Policies in force decreased 5.2% compared to prior year in the first quarter, improving from a 6.2% decline as of year end 2023. The improvement reflects higher retention and new business levels in rate adequate states as growth restrictions were removed and advertising investment was increased in a growing number of states.

◦National General auto net written premiums increased 28.6% compared to the prior year quarter driven by higher average premium and a 12.6% increase in policies in force.

◦Allstate brand auto rate increases were implemented in 27 locations in the first quarter at an average of 8.4%, resulting in an annualized total brand premium impact of 2.4% in the quarter. National General auto rate increases were implemented in 27 locations in the first quarter at an average of 9.6%, resulting in an annualized total brand premium impact of 4.1% in the quarter. Rate increases will continue to be implemented in states not yet delivering acceptable returns, and to keep pace with inflationary trends.

◦The recorded auto insurance combined ratio of 96.0 in the first quarter of 2024 was 8.4 points lower than the prior year quarter, reflecting higher earned premiums, improved underlying loss experience, favorable prior year reserve reestimates and operating efficiencies.

◦Prior year non-catastrophe reserve reestimates were favorable $67 million in the first quarter, reflecting favorable Allstate brand reserve development, primarily driven by physical damage coverages.

◦The underlying combined ratio* of 95.1 improved by 7.5 points compared to the prior year quarter from higher average premium, operating efficiencies and lower accident frequency, partially driven by milder weather conditions in the quarter. These impacts more than offset the increase in current year claims severity.

◦Allstate Protection homeowners insurance growth reflects higher average premiums and policies in force growth at National General and the Allstate brand. Underwriting income was favorably impacted by lower catastrophe losses and non-catastrophe claim frequency due to the milder weather.

Allstate Protection Homeowners Results
	Three months ended March 31,
($ in millions, except ratios)	2024	2023	% / pts Change
Premiums earned	$3,154	$2,810	12.2%
Allstate brand	2,767	2,488	11.2
National General	387	322	20.2

Premiums written	$2,874	$2,534	13.4%
Allstate brand	2,517	2,210	13.9
National General	357	324	10.2

Policies in Force (in thousands)	7,364	7,262	1.4%
Allstate brand	6,681	6,621	0.9
National General	683	641	6.6

Recorded combined ratio	82.1	119.0	(36.9)
Catastrophe Losses	$555	$1,449	(61.7)%
Underlying combined ratio*	65.5	67.6	(2.1)

◦Earned premiums increased by 12.2% and written premiums increased 13.4% compared to the prior year quarter, primarily reflecting higher average premium and policies in force growth of 1.4%.

◦Allstate brand net written premiums increased 13.9% compared to the prior year quarter, primarily driven by implemented rate increases and policies in force growth due to strong new business growth and higher retention.

◦National General net written premiums grew 10.2% compared to the prior year quarter due to policies in force growth, driven by the continued rollout of Custom360SM, the new homeowners product offering in the independent agent channel, and higher average premiums from implemented rate increases.

◦Allstate brand homeowners implemented rate increases in 15 locations in the first quarter at an average of 11.7%, resulting in an annualized total brand premium impact of 3.4% in the quarter. National General homeowners rate increases were implemented in 12 locations in the first quarter at an average of 14.0%, resulting in an annualized total brand premium impact of 1.6% in the quarter.

◦The recorded homeowners insurance combined ratio of 82.1 was 36.9 points below the first quarter of 2023, due to lower catastrophe losses and higher earned premiums.

◦Catastrophe losses of $555 million in the quarter decreased $894 million compared to the prior year quarter reflecting milder weather conditions and favorable development from events in 2023 and prior years.

◦The underlying combined ratio* of 65.5 decreased by 2.1 points compared to the prior year quarter, driven by higher earned premium and favorable non-catastrophe claim frequency from milder weather, partially offset by higher non-catastrophe claim severity.

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•Protection Services continues to broaden the protection provided to customers largely through embedded distribution programs. Revenues increased to $753 million in the first quarter of 2024, 12.2% higher than the prior year quarter, primarily due to Allstate Protection Plans. Adjusted net income of $54 million increased by $20 million compared to the prior year quarter, driven by Allstate Protection Plans and Allstate Roadside.

Protection Services Results
	Three months ended March 31,
($ in millions)	2024	2023	% / $ Change
Total revenues (1)	$753	$671	12.2%
Allstate Protection Plans	464	385	20.5
Allstate Dealer Services	146	148	(1.4)
Allstate Roadside	66	64	3.1
Arity	39	37	5.4
Allstate Identity Protection	38	37	2.7
Adjusted net income (loss)	$54	$34	$20
Allstate Protection Plans	40	28	12
Allstate Dealer Services	6	7	(1)
Allstate Roadside	11	4	7
Arity	(4)	(4)	—
Allstate Identity Protection	1	(1)	2
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans revenue of $464 million increased $79 million, or 20.5%, compared to the prior year quarter driven by growth from expanded product categories and international business. Adjusted net income of $40 million in the first quarter of 2024 was $12 million higher than the prior year quarter, driven by higher revenue coupled with improved claims trends.

◦Allstate Dealer Services generated revenue of $146 million through auto dealers, which was 1.4% lower than the first quarter of 2023. Adjusted net income of $6 million in the first quarter was $1 million lower than the prior year quarter.

◦Allstate Roadside revenue of $66 million in the first quarter of 2024 increased 3.1% compared to the prior year quarter driven by price increases and new business growth. Adjusted net income of $11 million was $7 million higher than the prior year quarter, primarily driven by increased pricing, improved provider capacity and lower costs.

◦Arity revenue of $39 million increased $2 million compared to the prior year quarter, primarily due to higher advertising revenue. Adjusted net loss of $4 million in the first quarter of 2024 was consistent with the prior year quarter.

◦Allstate Identity Protection revenue of $38 million in the first quarter of 2024 was 2.7% higher than the prior year quarter due to growth from new and existing clients. Adjusted net income of $1 million in the first quarter of 2024 compared to a $1 million loss in the prior year quarter.

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•Allstate Health and Benefits premiums and contract charges increased 3.2%, or $15 million, compared to the prior year quarter driven by growth in individual health and group health. Adjusted net income of $56 million in the first quarter was consistent with the prior year quarter as individual health fee income growth was offset by lower employer voluntary benefits income.

Allstate Health and Benefits Results
	Three months ended March 31,
($ in millions)	2024	2023	% Change
Premiums and contract charges	$478	$463	3.2%
Employer voluntary benefits	248	255	(2.7)
Group health	118	107	10.3
Individual health	112	101	10.9
Adjusted net income	$56	$56	—

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•Allstate Investments $67.9 billion portfolio generated net investment income of $764 million in the first quarter of 2024, an increase of $189 million from the prior year quarter due to higher market-based and performance-based income.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2024	2023	$ / pts Change
Net investment income	$764	$575	$189
Market-based (1)	626	507	119
Performance-based (1)	201	126	75
Net gains (losses) on investments and derivatives	$(164)	$14	$(178)
Change in unrealized net capital gains and losses, pre-tax	$(273)	$872	$(1,145)
Total return on investment portfolio	0.5%	2.4%	(1.9)
Total return on investment portfolio (trailing twelve months)	4.8%	1.2%	3.6
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

◦Total return on the investment portfolio was 0.5% for the first quarter of 2024 and 4.8% for the latest twelve months.

◦Market-based investment income was $626 million in the first quarter of 2024, an increase of $119 million, or 23.5%, compared to the prior year quarter, reflecting higher yields in the $50.8 billion fixed income portfolio. Fixed income duration was 4.9 years as of March 31, 2024, 0.1 year above prior year end and 1.5 years higher than year end 2022. Investment portfolio allocations, including fixed income duration and equity risk levels, are informed by expected risk adjusted returns and the enterprise risk and return position.

◦Performance-based investment income totaled $201 million in the first quarter of 2024, an increase of $75 million compared to the prior year quarter, reflecting higher private equity valuation increases. The portfolio allocation to performance-based assets provides a diversifying source of higher long-term returns, and volatility in reported results is expected.
◦Net losses on investments and derivatives were $164 million in the first quarter of 2024, compared to gains of $14 million in the prior year quarter. Net losses in the first quarter of 2024 were driven by a $123 million valuation allowance established for surplus notes issued by two reciprocal insurers and losses on sales of fixed income securities, partially offset by valuation gains on equity investments.
◦Unrealized net capital losses were $1.1 billion or $273 million adverse to the prior quarter as higher interest rates resulted in lower fixed income valuations.

Proactive Capital Management

“Operating and financial performance in the first quarter demonstrates Allstate’s operational excellence and focus on profitability. Financial condition and capital position remain strong with statutory surplus in the insurance companies increasing compared to the prior quarter to $15.9 billion, and $3.2 billion of assets held at the holding company. Successfully executing the profit improvement plan, advancing Transformative Growth, proactively investing and expanding Protection Services delivered attractive shareholder returns,” said Jess Merten, Chief Financial Officer.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, May 2. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	March 31, 2024	December 31, 2023
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $51,837 and $49,649)	$50,777	$48,865
Equity securities, at fair value (cost $2,172 and $2,244)	2,383	2,411
Mortgage loans, net	815	822
Limited partnership interests	8,562	8,380
Short-term, at fair value (amortized cost $4,320 and $5,145)	4,318	5,144
Other investments, net	1,004	1,055
Total investments	67,859	66,677
Cash	850	722
Premium installment receivables, net	10,573	10,044
Deferred policy acquisition costs	5,946	5,940
Reinsurance and indemnification recoverables, net	8,726	8,809
Accrued investment income	567	539
Deferred income taxes	161	219
Property and equipment, net	802	859
Goodwill	3,502	3,502
Other assets, net	6,255	6,051
Total assets	$105,241	$103,362
Liabilities
Reserve for property and casualty insurance claims and claims expense	$40,143	$39,858
Reserve for future policy benefits	1,325	1,347
Contractholder funds	890	888
Unearned premiums	24,945	24,709
Claim payments outstanding	1,491	1,353
Other liabilities and accrued expenses	10,029	9,635
Debt	7,938	7,942
Total liabilities	86,761	85,732
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 264 million and 262 million shares outstanding	9	9
Additional capital paid-in	3,894	3,854
Retained income	50,662	49,716
Treasury stock, at cost (636 million and 638 million shares)	(37,044)	(37,110)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(819)	(604)
Unrealized foreign currency translation adjustments	(90)	(98)
Unamortized pension and other postretirement prior service credit	12	13
Discount rate for reserve for future policy benefits	14	(11)
Total accumulated other comprehensive loss	(883)	(700)
Total Allstate shareholders’ equity	18,639	17,770
Noncontrolling interest	(159)	(140)
Total equity	18,480	17,630
Total liabilities and equity	$105,241	$103,362

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended March 31,
	2024	2023

Revenues
Property and casualty insurance premiums	$13,512	$12,173
Accident and health insurance premiums and contract charges	478	463
Other revenue	669	561
Net investment income	764	575
Net gains (losses) on investments and derivatives	(164)	14
Total revenues	15,259	13,786

Costs and expenses
Property and casualty insurance claims and claims expense	9,501	10,326
Accident, health and other policy benefits	296	265
Amortization of deferred policy acquisition costs	1,939	1,744
Operating costs and expenses	1,885	1,716
Pension and other postretirement remeasurement (gains) losses	(2)	(53)
Restructuring and related charges	10	27
Amortization of purchased intangibles	69	81
Interest expense	97	86
Total costs and expenses	13,795	14,192

Income (loss) from operations before income tax expense	1,464	(406)

Income tax expense (benefit)	266	(85)

Net income (loss)	1,198	(321)

Less: Net loss attributable to noncontrolling interest	(20)	(1)

Net income (loss) attributable to Allstate	1,218	(320)

Less: Preferred stock dividends	29	26

Net income (loss) applicable to common shareholders	$1,189	$(346)

Earnings per common share:
Net income (loss) applicable to common shareholders per common share - Basic	$4.51	$(1.31)
Weighted average common shares - Basic	263.5	263.5
Net income (loss) applicable to common shareholders per common share - Diluted	$4.46	$(1.31)
Weighted average common shares - Diluted	266.5	263.5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended March 31,
	Consolidated		Per diluted common share
	2024	2023	2024	2023
Net income (loss) applicable to common shareholders (1)	$1,189	$(346)	$4.46	$(1.31)
Net (gains) losses on investments and derivatives	164	(14)	0.62	(0.05)
Pension and other postretirement remeasurement (gains) losses	(2)	(53)	(0.01)	(0.20)
Amortization of purchased intangibles	69	81	0.26	0.31
(Gain) loss on disposition	(4)	(9)	(0.02)	(0.04)
Income tax benefit	(49)	(1)	(0.18)	(0.01)
Adjusted net income (loss) * (1)	$1,367	$(342)	$5.13	$(1.30)

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			—	2.6
_____________
(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2024	2023
Return on Allstate common shareholders’ equity
Numerator:
Net income (loss) applicable to common shareholders	$1,219	$(2,374)
Denominator:
Beginning Allstate common shareholders’ equity	$15,524	$21,105
Ending Allstate common shareholders’ equity (1)	16,638	15,524
Average Allstate common shareholders’ equity	$16,081	$18,315
Return on Allstate common shareholders’ equity	7.6%	(13.0)%

($ in millions)	For the twelve months ended March 31,
	2024	2023
Adjusted net income (loss) return on Allstate common shareholders’ equity
Numerator:
Adjusted net income (loss) *	$1,960	$(1,311)

Denominator:
Beginning Allstate common shareholders’ equity	$15,524	$21,105
Less: Unrealized net capital gains and losses	(1,573)	(996)
Adjusted beginning Allstate common shareholders’ equity	17,097	22,101

Ending Allstate common shareholders’ equity (1)	16,638	15,524
Less: Unrealized net capital gains and losses	(819)	(1,573)
Adjusted ending Allstate common shareholders’ equity	17,457	17,097
Average adjusted Allstate common shareholders’ equity	$17,277	$19,599
Adjusted net income (loss) return on Allstate common shareholders’ equity *	11.3%	(6.7)%
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(1) Excludes equity related to preferred stock of $2,001 million and $1,970 million as of March 31, 2024 and 2023, respectively.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended March 31,
	2024	2023
Combined ratio	93.0	108.6
Effect of catastrophe losses	(5.7)	(14.5)
Effect of prior year non-catastrophe reserve reestimates	(0.1)	(0.3)
Effect of amortization of purchased intangibles	(0.3)	(0.5)
Underlying combined ratio*	86.9	93.3

Effect of prior year catastrophe reserve reestimates	(1.3)	(0.4)

Allstate Protection - Auto Insurance	Three months ended March 31,
	2024	2023
Combined ratio	96.0	104.4
Effect of catastrophe losses	(1.2)	(1.2)
Effect of prior year non-catastrophe reserve reestimates	0.7	(0.1)
Effect of amortization of purchased intangibles	(0.4)	(0.5)
Underlying combined ratio*	95.1	102.6

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.4)

Allstate Protection - Homeowners Insurance	Three months ended March 31,
	2024	2023
Combined ratio	82.1	119.0
Effect of catastrophe losses	(17.6)	(51.6)
Effect of prior year non-catastrophe reserve reestimates	1.3	0.5
Effect of amortization of purchased intangibles	(0.3)	(0.3)
Underlying combined ratio*	65.5	67.6

Effect of prior year catastrophe reserve reestimates	(4.7)	(0.2)

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